As filed with the Securities and Exchange Commission on       , 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

META GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-0971675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

208 Harbor Drive

Stamford, Connecticut  06912-0061

(Address of Principal Executive Offices)

2004 Stock Plan

2004 Non-Employee Director Stock Option Plan

(Full title of the plans)

Herbert L. VanHook

President and Chief Operating Officer

META GROUP, INC.

208 Harbor Drive, Stamford, Connecticut  06912-0061

(Name and address of agent for service)

(203) 973-6700

(Telephone number, including area code, of agent for service)

Copy to:

Jon E. Gavenman

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, California 94025

(650) 854-4488

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

2004 Stock Plan
Common Stock, $.01 par value	4,500,000 Shares	$4.56	(2)	$20,520,000	$2,599.88

2004 Non-Employee Director Stock Option Plan
Common Stock, $.01 par value	225,000 Shares	$4.56	(2)	$1,026,000	$129.99

TOTAL	4,725,000 Shares			$21,546,000	$2,729.87

(1)           This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)           Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.  The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on September 28, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a) The Registrant’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2003 filed pursuant to the Exchange Act which contains audited financial statements for the fiscal year ended December 31, 2003 (File No. 000-27280).

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and March 31, 2004 (File No. 000-27280).

(c) The Registrant’s Current Report on Form 8-K, dated August 5, 2004 and filed on August 5, 2004 (File No. 000-27280), the Registrant’s Current Report on Form 8-K dated June 23, 2004 and filed on July 21, 2004 (File No. 000-27280), the Registrant’s Current Report on Form 8-K, dated May 6, 2004 and filed on May 6, 2004 (File No. 000-27280) and the Registrant’s Current Report on Form 8-K dated February 5, 2004 and filed on February 5, 2004 (File No. 000-27280).

(d) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-27280) filed pursuant to Section 12(g) of the

Exchange Act on November 24, 1995 and incorporating by reference the information contained in the Registrant’s Registration Statement on Form S-1, SEC File No. 33-97848, including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.                    Description of Securities.  Not applicable.

Item 5.                    Interests of Named Experts and Counsel.  Not applicable.

Item 6.                    Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law (the “DGCL”) relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The Company’s Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.  Directors and officers of the Company are also insured under a directors’ and officers’ liability insurance policy.

Item 7.                    Exemption from Registration Claimed.  Not applicable.

Item 8.                    Exhibits.

Exhibit Number

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

10.46	META Group, Inc. 2004 Stock Plan

10.47	META Group, Inc. 2004 Non-Employee Director Stock Option Plan

23.1	Consent of Opinion of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Item 9.                    Undertakings.

The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on October 5, 2004.

META GROUP, INC.

By:	/s/ Herbert L.VanHook
Herbert L.VanHook
President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herbert L.VanHook and John W. Riley, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Herbert L. VanHook	President and Chief Operating Officer (Principal Executive Officer)	October 5, 2004
Herbert L.VanHook

/s/ John W. Riley	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 5, 2004
John W. Riley

Chairman of the Board
Dale Kutnick

/s/ Michael Simmons	Director	October 5, 2004
Michael Simmons

/s/ Francis J. Saldutti	Director	October 5, 2004
Francis J. Saldutti

Director
Monte E. Ford

/s/ Gayl W. Doster	Director	October 5, 2004
Gayl W. Doster

/s/ Harry S. Gruner	Director	October 5, 2004
Harry S. Gruner

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

10.46	META Group, Inc. 2004 Stock Plan

10.47	META Group, Inc. 2004 Non-Employee Director Stock Option Plan

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement.